Exhibit 99.1

Contacts: Investor Relations Evan Black 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 Media@santanderconsumerusa.com

Santander Consumer USA Holdings Inc. Reports First Quarter 2019 Net Income of $248 million
Total Auto Originations of $7.0 Billion Increased 10% YoY; Declares $0.20 Per Share Cash Dividend

Dallas, TX (April 30, 2019) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC” or the “Company”) today announced net income for the first quarter ended March 31, 2019 (“Q1 2019”) of $248 million, or $0.70 per diluted common share.

The Company has declared a cash dividend of $0.20 per share, to be paid on May 20, 2019, to shareholders of record as of the close of business on May 10, 2019.

Management Quotes

“Santander Consumer is off to a good start in 2019,” said Scott Powell, SC President and CEO, who is also CEO of Santander US. “Our strategy has continued to show results as we increased year-over-year originations for a fifth consecutive quarter. Our overall performance was driven by a sustained focus on operations and dealer experience, as well as the strength of our partnership with Fiat Chrysler.”

Juan Carlos Alvarez, SC Chief Financial Officer, added, “We are pleased with our good start to the year supported by solid auction prices, lower TDR balances and disciplined expense management.”

Q1 2019 Highlights (variances compared to the first quarter of 2018 (“Q1 2018”), unless otherwise noted):

•	Total auto originations of $7.0 billion, up 10%

◦	Core retail auto loan originations of $2.6 billion, up 14%

◦	Chrysler Capital loan originations of $2.4 billion, up 23%

◦	Chrysler Capital lease originations of $2.0 billion, down 6%

◦	Chrysler average quarterly penetration rate of 31%, up from 28% from the same quarter last year

◦	Santander Bank, N.A. program originations of $1.0 billion

•	Net finance and other interest income of $1.1 billion, up 5%

•	30-59 delinquency ratio of 8.4%, down 50 basis points

•	59-plus delinquency ratio of 4.2%, down 20 basis points

•	Retail Installment Contract (“RIC”) gross charge-off ratio of 19.5%, up 100 basis points

•	Recovery rate of 55.9%, up 90 basis points

•	RIC net charge-off ratio of 8.6%, up 30 basis points

•	Troubled Debt Restructuring (“TDR”) balance of $4.9 billion, down $462 million vs. December 31, 2018

•	Return on average assets of 2.2%, down from 2.5%

•	$2.9 billion in loan asset-backed securities “ABS”

•	Expense ratio of 2.1%, down from 2.4%

•	Common equity tier 1 (“CET1”) ratio of 15.8%, down from 17.0% vs. March 31, 2018

Net finance and other interest income1 increased 5 percent to $1.13 billion in Q1 2019 from $1.08 billion in Q1 2018, driven by increased loan and lease balances.

SC's serviced for others portfolio of $8.7 billion as of Q1 2019 remained relatively flat versus the prior year quarter. Servicing fee income decreased 9 percent to $24 million in Q1 2019, from $26 million in Q1 2018, driven by the change in the composition of those balances. Fees, commissions and other increased from $85 million in Q1 2018 to $94 million in Q1 2019, driven by origination fees from the SBNA program.

RIC delinquency ratio2 of 4.2 percent in Q1 2019 decreased 20 basis points compared to 4.4 percent in Q1 2018.

RIC net charge-off ratio3 increased to 8.6 percent in Q1 2019 from 8.3 percent in Q1 2018. Provision for credit losses of $551 million in Q1 2019 were up from $510 million the prior year quarter.
Allowance ratio4 decreased 40 basis points, to 11.0 percent at the end of Q1 2019, from 11.4 percent at the end of Q4 2018.

Recorded net investment losses of $67 million in Q1 2019, compared to net investment losses of $87 million in Q1 2018. The current period losses were primarily driven by held for sale accounting for SC's personal lending portfolio.5

During Q1 2019 SC incurred $291 million of operating expenses, up 1 percent from $288 million in Q1 2018. SC's expense ratio of 2.1 percent for the quarter, down compared to 2.4 percent during the same period last year.

1Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
2Delinquency ratio is defined as the ratio of end of period delinquent principal, over 59 days, to end of period gross balance of the respective portfolio, excludes finance leases.
3Net charge-off ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.
4Ratio for allowance for credit losses excludes end of period balances on purchased receivables portfolio of $28 million and finance receivables and personal loans held for sale of $1.0 billion.
5The current period losses were primarily driven by $67 million of lower of cost or market adjustments related to the held for sale personal lending portfolio, comprised of $109 million in customer default activity, partially offset by a $42 million decrease in market discount, consistent with typical seasonal patterns.

Conference Call Information
SC will host a conference call and webcast to discuss its Q1 2019 results and other general matters at 9:00 a.m. Eastern Time on Tuesday, April 30, 2019. The conference call will be accessible by dialing 888-394-8218 (U.S. domestic), or 323-701-0225 (international), conference ID 2036898. Please join 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q1 2019 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software prior to the call.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 2036898, approximately two hours after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the U.S. Securities and Exchange Commission (SEC). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the inherent limitations in internal control over financial reporting; (b) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (c) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (d) adverse economic conditions in the United States and worldwide may negatively impact our results; (e) our business could suffer if our access to funding is reduced; (f) significant risks we face implementing our growth strategy, some of which are outside our control; (g) unexpected costs and delays in connection with exiting our personal lending business; (h) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain conditions that could result in termination of the agreement; (i) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (j) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (k) loss of our key management or other personnel, or an inability to attract such management and personnel; (l) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (m) future changes in our relationship with SHUSA and Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $54 billion (as of March 31, 2019), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
First Quarter 2019

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	5
Table 2: Condensed Consolidated Statements of Income	6
Table 3: Other Financial Information	7
Table 4: Credit Quality	9
Table 5: Originations	10
Table 6: Asset Sales	11
Table 7: Ending Portfolio	12
Table 8: Reconciliation of Non-GAAP Measures	13

Table 1: Condensed Consolidated Balance Sheets

	March 31, 2019	December 31, 2018
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$76,272	$148,436
Finance receivables held for sale, net	974,017	1,068,757
Finance receivables held for investment, net	25,598,716	25,117,454
Restricted cash	2,414,653	2,102,048
Accrued interest receivable	272,014	303,686
Leased vehicles, net	14,388,657	13,978,855
Furniture and equipment, net	61,856	61,280
Federal, state and other income taxes receivable	80,567	97,087
Related party taxes receivable	2,594	734
Goodwill	74,056	74,056
Intangible assets	41,200	35,195
Due from affiliates	6,685	8,920
Other assets	1,054,619	963,347
Total assets	$45,045,906	$43,959,855
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$5,063,786	$4,478,214
Notes payable — secured structured financings	27,080,312	26,901,530
Notes payable — related party	3,503,055	3,503,293
Accrued interest payable	54,655	49,370
Accounts payable and accrued expenses	399,792	422,951
Deferred tax liabilities, net	1,230,531	1,155,883
Due to affiliates	70,526	63,219
Other liabilities	484,719	367,037
Total liabilities	$37,887,376	$36,941,497

Equity:
Common stock, $0.01 par value	3,517	3,523
Additional paid-in capital	1,499,092	1,515,572
Accumulated other comprehensive income, net	12,938	33,515
Retained earnings	5,642,983	5,465,748
Total stockholders’ equity	$7,158,530	$7,018,358
Total liabilities and equity	$45,045,906	$43,959,855

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2019	2018
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,253,580	$1,168,540
Leased vehicle income	649,560	504,278
Other finance and interest income	10,247	7,137
Total finance and other interest income	1,913,387	1,679,955
Interest expense	334,382	241,028
Leased vehicle expense	444,019	358,683
Net finance and other interest income	1,134,986	1,080,244
Provision for credit losses	550,879	510,341
Net finance and other interest income after provision for credit losses	584,107	569,903
Profit sharing	6,968	4,377
Net finance and other interest income after provision for credit losses and profit sharing	577,139	565,526
Investment losses, net	(67,097)	(86,520)
Servicing fee income	23,806	26,182
Fees, commissions, and other	94,376	85,391
Total other income	51,085	25,053
Compensation expense	127,894	122,005
Repossession expense	70,860	72,081
Other operating costs	92,203	93,826
Total operating expenses	290,957	287,912
Income before income taxes	337,267	302,667
Income tax expense	89,764	58,052
Net income	$247,503	$244,615

Net income per common share (basic)	$0.70	$0.68
Net income per common share (diluted)	$0.70	$0.68
Weighted average common shares (basic)	351,515,464	360,703,234
Weighted average common shares (diluted)	352,051,887	361,616,732

Table 3: Other Financial Information

	Three Months Ended March 31,
Ratios (Unaudited, Dollars in thousands)	2019	2018
Yield on individually acquired retail installment contracts	16.2%	16.0%
Yield on purchased receivables portfolios	19.3%	27.6%
Yield on receivables from dealers	3.6%	3.1%
Yield on personal loans (1)	26.2%	24.5%
Yield on earning assets (2)	12.9%	13.2%
Cost of debt (3)	3.8%	3.1%
Net interest margin (4)	10.0%	10.8%
Expense ratio (5)	2.1%	2.4%
Return on average assets (6)	2.2%	2.5%
Return on average equity (7)	14.0%	14.9%
Net charge-off ratio on individually acquired retail installment contracts (8)	8.6%	8.3%
Net charge-off ratio on purchased receivables portfolios (8)	—%	(4.2)%
Net charge-off ratio on personal loans (8)	41.3%	49.9%
Net charge-off ratio (8)	8.6%	8.3%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	4.2%	4.4%
Delinquency ratio on personal loans, end of period (9)	11.9%	11.7%
Delinquency ratio on loans held for investment, end of period (9)	4.2%	4.4%
Allowance ratio (10)	11.0%	12.7%
Common stock dividend payout ratio (11)	28.4%	7.4%
Common Equity Tier 1 capital ratio (12)	15.8%	17.0%

Charge-offs, net of recoveries, on individually acquired retail installment contracts	$615,204	$541,283
Charge-offs, net of recoveries, on purchased receivables portfolios	—	(428)
Charge-offs, net of recoveries, on personal loans	239	749
Charge-offs, net of recoveries, on finance leases	172	306
Total charge-offs, net of recoveries	$615,615	$541,910
End of period delinquent principal over 59 days, individually acquired retail installment contracts held for investment	1,224,289	1,160,154
End of period delinquent principal over 59 days, personal loans	165,220	162,061
End of period delinquent principal over 59 days, loans held for investment	1,225,807	1,162,311
End of period assets covered by allowance for credit losses	28,857,519	26,124,390
End of period gross individually acquired retail installment contracts held for investment	28,821,729	26,081,986
End of period gross personal loans	1,393,403	1,387,713
End of period gross finance receivables and loans held for investment	28,864,876	26,141,811
End of period gross finance receivables, loans, and leases held for investment	44,491,987	37,816,402
Average gross individually acquired retail installment contracts held for investment	28,595,315	26,006,518
Average gross personal loans held for investment	2,317	6,010
Average gross individually acquired retail installment contracts held for investment and held for sale	$28,595,315	$26,915,621
Average gross purchased receivables portfolios	29,283	41,209
Average gross receivables from dealers	13,598	15,651
Average gross personal loans held for sale	1,466,300	1,459,308
Average gross finance leases	20,018	22,474
Average gross finance receivables and loans	$30,124,514	$28,454,263
Average gross operating leases	15,425,190	11,441,789
Average gross finance receivables, loans, and leases	45,549,704	39,896,052
Average managed assets	54,433,129	48,516,758
Average total assets	44,488,868	39,677,593
Average debt	35,261,121	31,208,250
Average total equity	7,052,703	6,566,933

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)
“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio. Effective as of September 30, 2016, the Company records the charge-off activity for certain personal loans within the provision for credit losses due to the reclassification of these loans from held for sale to held for investment.

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 59 days to End of period gross balance of the respective portfolio, excludes finance leases

(10)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(11)	“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to the Company's shareholders.

(12)
“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

Table 4: Credit Quality

The activity in the credit loss allowance for individually acquired retail installment contracts for the three months ended March 31, 2019 and 2018 was as follows (Unaudited, Dollar amounts in thousands):

	Three Months Ended March 31, 2019		Three Months Ended March 31, 2018
	Retail Installment Contracts Acquired Individually		Retail Installment Contracts Acquired Individually
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$1,819,360	$1,416,743	$1,540,315	$1,804,132
Provision for credit losses	446,488	104,613	286,451	223,574
Charge-offs	(927,457)	(466,637)	(655,169)	(547,343)
Recoveries	552,960	225,930	425,460	235,769
Balance — end of period	$1,891,351	$1,280,649	$1,597,057	$1,716,132

A summary of delinquencies of our individually acquired retail installment contracts as of March 31, 2019 and December 31, 2018 is as follows (Unaudited, Dollar amounts in thousands):

Delinquent Principal	March 31, 2019		December 31, 2018
Principal 30-59 days past due	$2,417,300	8.4%	$3,118,869	11.0%
Delinquent principal over 59 days[2]	1,224,289	4.2%	1,712,243	6.0%
Total delinquent contracts	$3,641,589	12.6%	$4,831,112	17.0%

Within the total delinquent principal above, retail installment contracts acquired individually held for investment that were placed on nonaccrual status, as of March 31, 2019 and December 31, 2018 (Unaudited, Dollar amounts in thousands):

Nonaccrual Principal	March 31, 2019		December 31, 2018
Non-TDR	$724,025	2.5%	$834,921	2.9%
TDR	537,259	1.9%	733,218	2.6%
Total nonaccrual principal	$1,261,284	4.4%	$1,568,139	5.5%
The table below presents the Company’s allowance ratio for TDR and non-TDR individually acquired retail installment contracts as of March 31, 2019 and December 31, 2018 (Unaudited, Dollar amounts in thousands):

Allowance Ratios	March 31, 2019	December 31, 2018
TDR - Unpaid principal balance	$4,916,251	$5,378,603
TDR - Impairment	1,280,649	1,416,743
TDR - Allowance ratio	26.0%	26.3%

Non-TDR - Unpaid principal balance	$23,905,478	$23,054,157
Non-TDR - Allowance	1,891,351	1,819,360
Non-TDR Allowance ratio	7.9%	7.9%

Total - Unpaid principal balance	$28,821,729	$28,432,760
Total - Allowance	3,172,000	3,236,103
Total - Allowance ratio	11.0%	11.4%

1Percent of unpaid principal balance.
2Interest is accrued until 60 days past due in accordance with the Company's account policy for retail installment contracts.

Table 5: Originations
The Company's originations of individually acquired loans and leases, including revolving loans, average APR, and discount were as follows:

	Three Months Ended		Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$4,026,327	$3,866,494	$3,616,810
Average APR	17.2%	16.1%	17.1%
Average FICO® (a)	593	611	593
Discount	(0.1)%	0.3%	0.5%

Personal loans	288,557	273,328	$544,134
Average APR	29.7%	26.0%	29.5%

Leased vehicles	1,963,580	2,093,604	$2,125,925

Finance lease	3,308	2,398	$2,706
Total originations retained	$6,281,772	$6,235,824	$6,289,575

Sold Originations (b)
Retail installment contracts	$—	$386,956	$—
Average APR	—%	6.8%	—%
Average FICO® (b)	—	732	—
Total originations sold	$—	$386,956	$—

Total originations	$6,281,772	$6,622,780	$6,289,575

(a)
Unpaid principal balance excluded from the weighted average FICO score is $493 million, $461 million and $408 million for the three months ended March 31, 2019 and 2018, and the three months ended December 31, 2018, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $106 million, $54 million, and $100 million, respectively, were commercial loans.

(b)
Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6. Unpaid principal balance excluded from the weighted average FICO score is zero, $32 million, zero for the three months ended March 31, 2019 and 2018, and the three months ended December 31, 2018, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, zero, $20 million, zero, respectively, were commercial loans.

SBNA Originations Program
Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Chrysler dealers. In addition, the Company agreed to perform the servicing for any loans originated on SBNA’s behalf. The Company facilitated the purchase of $1 billion and $24 million of retail installment contacts during the three months ended March 31, 2019, and March 31, 2018 respectively.

Table 6: Asset Sales

	Three Months Ended		Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$—	$1,475,253	$—
Average APR	—%	6.5%	—%
Average FICO®	—	727	—

Total asset sales	$—	$1,475,253	$—

There were no asset sales for the three months ended March 31, 2019 and December 31, 2018. Please see the bottom of Table 5 for further details regarding the SBNA Originations Program.

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted dealer discount of our held for investment portfolio as of March 31, 2019, and December 31, 2018, are as follows:

	March 31, 2019	December 31, 2018
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$28,849,755	$28,463,236
Average APR	16.8%	16.7%
Discount	0.7%	0.8%

Personal loans	$1,952	$2,637
Average APR	31.7%	31.7%

Receivables from dealers	$13,169	$14,710
Average APR	4.0%	4.1%

Leased vehicles	$15,606,442	$15,219,313

Finance leases	$20,669	$19,344

Table 8: Reconciliation of Non-GAAP Measures

	March 31, 2019	March 31, 2018
	(Unaudited, Dollar amounts in thousands)
Total equity	$7,158,530	$6,713,532
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	163,444	169,870
Deduct: Accumulated other comprehensive income (loss), net	12,938	63,211
Tier 1 common capital	$6,982,148	$6,480,451
Risk weighted assets (a)	$44,260,896	$38,191,687
Common Equity Tier 1 capital ratio (b)	15.8%	17.0%

(a)
Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.

(b)	CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.